                                                                     EXHIBIT 12B

                    REORGANIZATION AGREEMENT BY AND BETWEEN
                             HOTYELLOW98.COM, INC.
                     (FORMERLY UNION CHEMICAL CORPORATION)
                              A NEVADA CORPORATION

                                      AND

                                 NETSURF, INC.
                         AN ONTARIO, CANADA CORPORATION
                          AND THE SELLING SHAREHOLDERS


                       ----------------------------------

This Reorganization Agreement dated as of the 15th day of July 1999 among Hotyellow98.com Corporation formerly Union Chemical Corporation, a Nevada corporation (the "COMPANY") and NetSurf, Inc. an Ontario, Canada Corporation ("NETSURF") and its shareholders, (the "Selling Shareholders").

Whereas, the respective Boards of Directors of the business entities party to this Reorganization Agreement, with the satisfaction of certain conditions, have determined to effect a business combination by and among the parties to this Reorganization Agreement through the tax free exchange of securities between the shareholders of NETSURF and the COMPANY; and,

Whereas, the parties have determined to set forth the terms and conditions upon which the aforementioned business combination shall be completed in this Reorganization Agreement.

Now, Therefore, in consideration of the mutual promises, covenants and conditions contained herein, the parties hereto agree as follows:


                                    ARTICLE I
DEFINITIONS

1.1 Terms. As used in the Reorganization Agreement, the following terms shall have the following meanings:

        a. "Company" shall mean Hotyellow98.com Corporation, formerly Union Chemical Corporation, a publicly held Nevada corporation which is non reporting under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934.
        b. "Company Common Stock" shall mean the $.001 par value common stock of Hotyellow98.com Corporation.
        c. "Selling Shareholders" shall mean the individual shareholders of NetSurf, Inc. as fully set forth in Exhibit A.
        d. "Effective date" shall mean the closing date.
        e. "Reorganization Agreement" shall mean this Reorganization Agreement.
        f. "NetSurf" shall mean NetSurf, Inc., a privately held Ontario, Canada corporation
        g. "Closing Date" shall mean the date of execution of this Reorganization Agreement and satisfaction of the conditions set forth in Article IX, hereof.

                                   ARTICLE II

                            REORGANIZATION OF NETSURF

2.1 Tax Free Reorganization. A tax free Plan of Reorganization pursuant to the provisions of Section 368 of the United States Internal Revenue Code of 1986, as amended, is hereby adopted to effectuate the following:

         a. Subject to the terms and conditions hereinafter set forth on the Effective Date of the Reorganization, and in the manner hereinafter provided: (i) COMPANY shall acquire 80 percent of the issued and outstanding share capital of NETSURF from the Selling Shareholders; (ii) NETSURF shall thereafter be 80 percent owned by the Company; (iii) to effect the Reorganization, COMPANY shall pay the Selling Shareholders $ 500,000 in value by the issuance of 100,000 shares of COMPANY common stock in exchange for 80 percent of all the issued and outstanding share capital of NETSURF; and
              (iv) all corporate acts, plans, policies, contracts, approvals and authorizations of NETSURF and its shareholders, board of directors, officers and agents which were valid and effective immediately prior to the Effective Date of the Reorganization, shall be as effective and binding thereon as the same were prior to the Effective Date of the Reorganization with respect to NETSURF.

         b. In the event that the bid price of COMPANY common stock is less than $5.00 per share for the five trading days immediately prior to a date 12 months from the date of this Agreement, COMPANY will, within ten (10) business days after said date, authorize the issuance to the Selling Shareholders, in the same proportion as the original shares were issued to the Selling Shareholders, additional number of shares of COMPANY common stock, up to a maximum of 1,000,000 additional shares, to compensate for the evaluation shortfall. It is the intent of this Section that NETSURF receive value of no less than $500,000 USD, but no more than 1,000,000 additional shares of the COMPANY's common stock will be issued to fulfill any evaluation shortfall. Example: In the event that the average trading bid in the five days prior to the anniversary date is $4.00 USD the shortfall is $100,000, and COMPANY would issue an additional 25,000 shares.

2.2 Supplemental Corporate Action. COMPANY and NETSURF respectively, shall take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate the transactions contemplated hereby. In the event at any time after the Effective Date of the Reorganization any further action is necessary or desirable to carry out the purpose of the Reorganization Agreement and to vest COMPANY with full title to 80 percent of NETSURF issued and outstanding stock, the officers and directors of such corporation shall take all such necessary action. In the event at any time after the Effective Date of the Reorganization any further action is necessary or desirable to carry out the purpose of the Reorganization Agreement and to vest NETSURF with full title to COMPANY issued and outstanding stock as enumerated in Sections 2.1.a. and 2.1.b., the officers and directors of such corporation shall take all such necessary action.

2.3 Federal Securities Laws Exemption. The parties hereto intend that the COMPANY Common Stock to be issued to the Selling Shareholders shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and pursuant to Section 4 (2) and/or Section 3 (b) thereof, and the rules and regulations promulgated thereunder.

2.4 Effective Date of the Reorganization for Accounting Purposes. The transactions contemplated by this Reorganization Agreement shall be effective as of the Effective Date of the Reorganization for accounting and all other purposes to the extent permissible by law.

                                   ARTICLE III

                           INVESTMENT REPRESENTATIONS


As a condition to the issuance by COMPANY to the Selling Shareholders of share certificates for COMPANY common stock, the Selling Shareholders shall each execute and deliver to COMPANY an Investment Letter containing the investment representations contained in Section 3.1 and acknowledging receipt of the disclosure materials referred to in Section 3.2.


3.1 Investment Representation to be given by Selling Shareholders to COMPANY. Selling Shareholders hereby agree to execute and deliver on the Effective Date of Reorganization, an Investment Letter and acknowledgment in a form substantially as follows:
          a. Selling Shareholders are acquiring COMPANY common stock for their own account for the purpose of investment, and not with view to, or for sale in connection with, any distribution thereof; and

          b. Selling Shareholder: (i) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of his proposed investment in COMPANY common stock; or (ii) has been advised by attorneys, accountants or other representatives having such knowledge and experience. Selling Shareholder acknowledges that his attorneys, accountants and other representatives, had, prior to his actions as Selling Shareholder in voting upon or otherwise consenting to the Reorganization, the opportunity to ask questions of, and to receive answers from COMPANY concerning COMPANY, its affiliates and their business and financial condition; and

          c. Selling Shareholders understand and acknowledge that shares of COMPANY common stock to be delivered to him pursuant to the provisions of Article II and Article III of this Reorganization Agreement will be "restricted securities" within the meaning of the Securities Act of 1933, as amended (the "1933 Act"), and agrees that the certificates therefore shall bear the following legend:


                 THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED WITHIN TWELVE MONTHS AFTER ISSUANCE UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, OR A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION OR IS ACCOMPANIED BY AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

Selling Shareholders further understand and acknowledge that stop transfer instructions will be issued by COMPANY to its transfer agent with respect to all of COMPANY common stock to be delivered to him pursuant to the provisions of this Reorganization Agreement; and

         (d) Selling Shareholders understand and acknowledge that shares of the COMPANY common stock to be delivered pursuant to the provisions of this Reorganization Agreement will not have been registered under the 1933 Act and, accordingly Selling Shareholders recognize that they may be required to bear the economic risk of their investment until such shares are registered. Selling Shareholders agree on behalf of themselves, and their heirs, executors, successors and assigns, that they will only sell, transfer, pledge or hypothecate any of the COMPANY common stock to be acquired by them under the provisions of this Reorganization Agreement pursuant to an effective registration statement under the 1933 Act, in a transaction wherein registration under the 1933 Act is not required or after the anniversary date hereof. Selling Shareholders understand that COMPANY has no obligation to register such COMPANY common stock under the 1933 Act. However, COMPANY agrees that, in the event it undertakes to register any stock under said Act during the twelve months after the date of this Agreement, it will include the stock issued (or expected to be issued under Section 2.1(b) of this Agreement) to the Selling Shareholders in such registration process.

3.2  Disclosure Materials

COMPANY has distributed to the Selling Shareholders or a representative of the Selling Shareholders and given each the opportunity to review, prior to their execution of and closing under this Reorganization Agreement: (i) a copy of the Articles of Incorporation, (ii) copy of the by-laws, (iii) copy of the most recent financial statements and (iv) such other data in the possession of COMPANY regarding the business and or finances of COMPANY as the Selling Shareholders have reasonably requested.


                                   ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

COMPANY hereby, as of the Effective Date of the Reorganization hereof, represents and warrants as follows:

4.1 Full Disclosure None of the representations and warranties made by COMPANY herein, or in any exhibit, certificate of memorandum, furnished or to be furnished by COMPANY, or on its behalf by officers and directors of COMPANY, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.
4.2 No Governmental Consents. No consent, authorization or approval of, exemption by, filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by COMPANY in connection with the execution, delivery and performance of this Reorganization Agreement or the consummation of the transactions contemplated hereby.
4.3 Finder. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Reorganization Agreement as a result of any agreement or understanding with COMPANY.
4.4 Organization and Good Standing. COMPANY is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. COMPANY is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualifications.
4.5 Capitalization of COMPANY. The total authorized capital stock of COMPANY consists of 100,000,000 shares of common stock, $.001 par value, of which as of 1 July 1999 there were 22,800,840 shares of common stock outstanding: all of such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. It is understood and agreed that COMPANY, as an operating Company may from time to time issue additional shares to provide working capital. There are no preemptive rights with respect to any prior issuance of any shares of the capital stock of COMPANY.
4.6 Subsidiaries of COMPANY. COMPANY has no subsidiaries or ownership interest in any other entities as of the effective date of this Reorganization Agreement.

4.7 Options, Warrants and Other Agreements . COMPANY has no outstanding Warrants, Options or any agreements with respect to the issuance of additional shares of Common Stock except for the shares to be issued to Project Finance Associates, Inc. pursuant to a consulting agreement.
4.8 Directors and Officers. Immediately prior to the Effective Date of the Reorganization, names, addresses, and title of all officers and directors of COMPANY are as follows:

   Name/Title                              Address

J. Daniel Fox                       7950 E.Redfield Rd, Suite 150
President/CEO                       Scottsdale, AZ 85260

Duaine R. Warren                    16530 Nicklaus Dr
Chairman of the Board               Fountain Hills, AZ 85268

Patricia A. Warren                  9882 East Astor Rd
Director                            Scottsdale, AZ 85260

Francis R. Law                      54 Brookdale Dr
Secretary & Treasurer               Williamsville, NY 14221

4.10 Financial Statements. COMPANY has delivered their unaudited financial statements for the period ending March 31, 1999.
4.11 Books and Records.
       a. The books of account and other financial records of COMPANY are, in all material respects, complete and correct and are maintained in accordance with good business practices.
       b. The minute books of COMPANY contain accurate records of all meetings and accurately reflect all other corporate action of the shareholders and directors and any committees of directors of COMPANY.

4.12 Absence of Certain Events. As of the Effective Date of the Reorganization Agreement, COMPANY has not:


       a.  Amended its Certificate of Incorporation or By-laws;
       b. Changed its authorized capital stock or issued or sold, or purchased, redeemed or otherwise acquired, or issued any rights to subscribe for, or warrants to purchase, or entered into any agreement, commitment or obligation (including, without limitation, any convertible securities) to issue, sell, purchase, redeem or otherwise acquire, any share of its capital stock, or made any declaration or any payment or distribution of any dividend or any other distribution with respect to its capital stock;
       c. Incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities the failure to pay or discharge of which has caused or may cause any material damage or risk of material loss to it or its assets or properties;
       d. Sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice;
       e. Created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of its assets or properties, other than the liens, if any, of current taxes not yet due and payable;
       f. Changed any of the accounting principles followed by it or the methods of applying such principles; or
       g. Entered into any transaction other than in the course of ordinary business consistent with past practice or any other material transaction.

4.13 Taxes and Tax Returns COMPANY has duly made all deposits required by law to be made with respect to employees withholding taxes. COMPANY has duly filed with all appropriate governmental agencies and bodies, whether federal, state or local, all income, sales, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property returns to reflect the taxes owed by COMPANY for the periods covered thereby, and COMPANY has paid, or established adequate liabilities or reserves for the payment of, all taxes shown to be due on such returns.
4.14 Legal Proceedings, Etc. There are no disputes, claims, actions, suits, proceedings, arbitration's or investigations, either administrative or judicial, pending or threatened or contemplated, by or against or affecting COMPANY or its business or any of its assets, properties or prospects, or the transactions contemplated by this Reorganization Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind which, if determined adversely to COMPANY, would materially adversely affect COMPANY; nor do any facts exist which could give rise to any such dispute, claim, action, suit, proceeding, arbitration or investigation affecting COMPANY or its business or any of its assets, properties or prospects or the transactions contemplated by this Agreement.
4.15 No Third Party Options. There are no existing contracts or other rights with, to or in any person to acquire any of the assets or properties or any interest therein of COMPANY, except for those contracts entered into in the normal course of business consistent with business practices.
4.16 Delivery of Documents. COMPANY has delivered to NETSURF true, correct and complete copies of its Certificate of Incorporation, and all amendments thereto, and the Bylaws, as amended.
4.17 Authority and Compliance. COMPANY has full corporate power and lawful authority to execute and deliver this Agreement. The consummation and performance by COMPANY of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of COMPANY and constitutes a valid obligation of COMPANY, enforceable in accordance with its terms. No consent, authorization or approval of, exemption by or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by COMPANY in connection with the execution, delivery and performance of this Agreement by COMPANY. Such delivery and performance will not conflict with or result in the breach or violation of any term or provisions of, or constitute a default under, the Articles of Incorporation or Bylaws of COMPANY, or conflict with or result in the breach or violation of any term or provision of, or constitute a default under any statute, indenture, mortgage, deed of trust, note agreement or other material agreement or instrument to which COMPANY is a party or by which it is a party or by which it is bound, or any law, order, writ, injunction, decree, rule or regulation of any court or any governmental agency or body.
4.18 Indemnification. COMPANY agrees to indemnify, defend and hold NETSURF and each of the Selling Shareholders harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney's fees, that NETSURF or any of such Selling Shareholders shall incur or suffer, which arise out of or result from or relate to any breach of, or failure by COMPANY to perform any of its representations or warranties, contained in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by COMPANY under this Agreement.

                                    ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NETSURF

NETSURF hereby, as of the Effective Date of the Reorganization hereof, represents and warrants as follows:

5.1 Full Disclosure None of the representations and warranties made by NETSURF herein, or in any exhibit, certificate of memorandum, furnished or to be furnished by NETSURF, or on its behalf by officers and directors of NETSURF, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

5.2 No Governmental Consents. No consent, authorization or approval of, exemption by, filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by NETSURF in connection with the execution, delivery and performance of this Reorganization Agreement or the consummation of the transactions contemplated hereby.

5.3 Finder. There is no firm, corporation, agency or other person that is entitled to a finder's fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this Reorganization Agreement as a result of any agreement or understanding with NETSURF.

5.4 Organization and Good Standing. NETSURF is a corporation duly organized, validly existing and in good standing under the laws of Ontario, Canada and has full corporate power and authority to conduct its business as now conducted and to own or lease and operate the assets and properties now owned or leased and operated by it. NETSURF is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its properties requires such qualifications.

5.5 Capitalization of NETSURF. The total authorized capital stock of NETSURF consists of unlimited shares of common stock, of which as of 1 July, 1999, 100 shares of common stock were issued and outstanding. No shares of any other class of stock is issued and outstanding. All of such issued and outstanding shares have been duly authorized and validly issued, and are fully paid and non-assessable. There are no preemptive rights with respect to any prior issuance of any shares of the capital stock of NETSURF.

5.6 Subsidiaries of NETSURF. NETSURF has no subsidiaries as of the effective date of this Reorganization Agreement.

5.7 Options, Warrants and Other Conversion Rights. NETSURF has no options or warrants outstanding.

5.8 No Restrictions on Securities. NETSURF is not a party to any written or oral agreement:

        a. creating rights in any person with respect to shares of the capital stock of NETSURF or
        b. relating to voting of shares of the capital stock of NETSURF on any matter.

5.9 Directors and Officers. Immediately prior to the Effective Date of the Reorganization, names, addresses, and title of all officers and directors of NETSURF are as follows:

       Name/Title                                  Address

Andrzej Rok                                   482 Country Club Crescent
President                                     Mississauga, Ontario L5J 2R2

Bozidar Bosiljevac                            2905 Cartwright Crescent
Secretary                                     Mississauga, Ontario L5M 5W4

5.10 Financial Statements. NETSURF will deliver their unaudited statement for the period ending June 30, 1999.

5.11 Books and Records.
        a. The books of account and other financial records of NETSURF are, in all material respects, complete and correct and are maintained in accordance with good business practices.
        b. The minute books of NETSURF contain accurate records of all meetings and accurately reflect all other corporate action of the shareholders and directors and any committees of directors of NETSURF.

5.12 Absence of Certain Events. As of the Effective Date of the Reorganization Agreement, NETSURF has not:

        a.  Amended its Certificate of Incorporation or By-laws;
        b. Changed its authorized capital stock or issued or sold, or purchased, redeemed or otherwise acquired, or issued any rights to subscribe for, or warrants to purchase, or entered into any agreement, commitment or obligation (including, without limitation, any convertible securities) to issue, sell, purchase, redeem or otherwise acquire, any share of its capital stock, or made any declaration or any payment or distribution of any dividend or any other distribution with respect to its capital stock;
        c. Incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities the failure to pay or discharge of which has caused or may cause any material damage or risk of material loss to it or its assets or properties;
        d. Sold, assigned or transferred any of its assets or properties except in the ordinary course of business consistent with past practice;
        e. Created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected to any lien, pledge, mortgage, security interest, conditional sales contract or other encumbrance of any nature whatsoever any of its assets or properties, other than the liens, if any, of current taxes not yet due and payable;
        f. Changed any of the accounting principles followed by it or the methods of applying such principles; or
        g. Entered into any transaction other than in the course of ordinary business consistent with past practice or any other material transaction.

5.13 Taxes and Tax Returns NETSURF has duly made all deposits required by law to be made with respect to employees withholding taxes. NETSURF has duly filed with all appropriate governmental agencies and bodies, whether federal, provincial or local, all income, sales, license, franchise, excise, gross receipts, employment and payroll-related and real and personal property returns to reflect the taxes owed by NETSURF for the periods covered thereby, and NETSURF has paid, or established adequate liabilities or reserves for the payment of, all taxes shown to be due on such returns.

5.14 Legal Proceedings, Etc. There are no disputes, claims, actions, suits, proceedings, arbitration's or investigations, either administrative or judicial, pending or threatened or contemplated, by or against or affecting NETSURF or its business or any of its assets, properties or prospects, or the transactions contemplated by this Reorganization Agreement, at law or in equity or otherwise, before or by any court or governmental agency or body, domestic or foreign, or before an arbitrator of any kind which, if determined adversely to NETSURF, would materially adversely affect NETSURF; nor do any facts exist which could give rise to any dispute, claim, action, suit, proceeding, arbitration or investigation affecting NETSURF or its business or any of its assets, properties or prospects or the transactions contemplated by this Agreement.

5.15 No Third Party Options. There are no existing contracts or other rights with, to or in any person to acquire any of the assets or properties or any interest therein of NETSURF, except for those contracts entered into in the normal course of business consistent with business practices.

5.16 Delivery of Documents. NETSURF has delivered to COMPANY true, correct and complete copies of its Articles of Incorporation, all amendments thereto, its Bylaws, minutes of the board of directors approving the Reorganization Agreement.

5.17 Authority and Compliance. NETSURF has full corporate power to execute and deliver this Reorganization Agreement. The consummation and performance by NETSURF of the transactions contemplated by this Reorganization Agreement have been duly and validly authorized by all necessary corporate and other proceedings. This Agreement has been duly and validly executed and delivered on behalf of NETSURF and constitutes a valid obligation of NETSURF, enforceable in accordance with its terms. No consent, authorization or approval of , exemption by, or filing with, any domestic governmental or administrative authority, or any court, is required to be obtained or made by NETSURF in connection with the execution, delivery and performance of this Agreement or the consummation of the transaction contemplated hereby. The execution, delivery, consummation and performance of this Agreement by NETSURF will not conflict with or result in the breach or violation of any term or provision of, or constitute a default under, the Articles of Incorporation or Bylaws of NETSURF, or conflict with or result in the breach or violation of any term or provision of, or constitute a default under, any statute, indenture, mortgage, deed of trust, note agreement or other material agreement or instrument to which NETSURF is a party or by which it is bound, or any law, order, writ, injunction, decree, rule or regulation of any court or any governmental agency or body.

5.18 Indemnification. NETSURF and the Selling Shareholders agree to indemnify, defend and hold harmless COMPANY against and in respect of any and all claims, demands, losses, costs and expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney's fees, that COMPANY shall incur or suffer, which arises out of, result from or relate to any breach of, or failure by NETSURF to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by NETSURF under this Agreement provided, however, that any demand for indemnification hereunder shall be made in writing to all indemnitors within one year after the date hereof, or be forever barred.


                                   ARTICLE VI

COVENANTS

6.1 Investigative Rights. Up to and including the date of closing of this Agreement, each party shall provide to the other, and such others party's counsel, accountants, auditors, and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all, of each party's property, books, contracts, commitments, and records for the purpose of examining the same. Each party shall furnish the other party with all information concerning such party's affairs as may reasonable be requested.
6.2 Conduct of Business. Prior to the Effective Date of the Agreement, NETSURF shall conduct its business in the normal course and shall not sell, pledge, or assign any assets, without the prior written approval of COMPANY, except in the regular course of business. NETSURF shall not amend its Certificate or Articles of Incorporation, or Bylaws, declare any dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any balance sheet receivable for less that its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.


                                   ARTICLE VII

CLOSING

7.1 Closing. The closing under this Agreement shall be held at the offices of Escrow Agent hereinafter appointed at 175 Water Street, Exeter, New Hampshire or at such other place as the parties may agree and at such date as shall be mutually agreed upon by the parties. Unless otherwise agreed, the rights, liabilities, obligations and duties of performance of the respective parties to this Agreement shall automatically terminate, without liability to any of the respective parties hereto, if the closing does not occur hereunder prior to July 31, 1999.

7.2 Delivery of Documentation. At the closing, the following documents, in form reasonably acceptable to the parties and their respective counsel, shall be delivered to the respective parties :

        a. A COMPANY officer's certificate, dated the Closing Date that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of COMPANY are true and correct as of, or have been fully performed and complied with by, the Closing Date; and
        b. A NETSURF officer's certificate, dated the Closing Date that all representations, warranties, covenants and conditions set forth in this Agreement on behalf of NETSURF are true and correct as of, or have been fully performed and complied with by, the Closing Date; and
        c. A signed consent and or minutes of the Directors of COMPANY approving the Reorganization Agreement and each matter to be approved by the Directors of COMPANY under this Agreement.
        d. A signed consent and or minutes of the Directors of NETSURF and each matter to be approved by the Directors of NETSURF under this Agreement; and
        e. An affidavit of COMPANY's president that the shares of COMPANY common Stock to be issued to the Selling Shareholders, pursuant to this Agreement will, upon issuance, be duly and validly authorized and issued and will be fully paid and non-assessable; and
        f. Original COMPANY certificates evidencing 100,000 shares of COMPANY common stock in the name of the Selling Shareholders as set forth in Exhibit B, which certificates shall bear the appropriate "restrictive legend" under the Securities Act of 1933, as amended; an
        g. An original certificate(s) of NETSURF common stock in the name of COMPANY, which certificate(s) shall be accompanied by a duly executed stock power with the signature guaranty of Selling Shareholder transferring all right, title and interest in and to 80% of all the issued and outstanding shares of NETSURF.
        h. An original Opinion of COMPANY's counsel that the shares of COMPANY stock to be issued to the Selling Shareholders pursuant hereto shall be freely tradeable under Rule 144 as promulgated by the Securities and Exchange Commission twelve months after the date of issuance of such stock.
        i. This Reorganization Agreement executed in triplicate by each of the respective parties hereto.

7.3 Escrow . The parties to this Reorganization Agreement hereby nominate and appoint W. Edward Nichols, Esq., Nichols and Nichols, 175 Water Street, Exeter, New Hampshire, Telephone 603.772.7336/772.4219 as the Escrow Agent under this Agreement. It is understood and acknowledged by the parties that
     W. Edward Nichols and Nichols and Nichols are not acting as legal counsel to the COMPANY or NETSURF. W. Edward Nichols has agreed to act in the capacity as Escrow Agent at the request and with the express consent of all parties hereto. The Escrow Agent is charged and instructed by the parties to collect each and every document set forth under Section 7.2 hereof. Once all such documents are received by the Escrow Agent, all conditions of Closing hereunder shall have occurred and the Escrow Agent is instructed and directed to deliver all documents received to the appropriate parties. Each of the parties to this Agreement hereby undertake to use their best efforts to cause all documentation referenced hereunder to be delivered to effect a closing. It is also acknowledged that Mr. Nichols is part of the Project Finance Associates Inc. consulting team under contract to the Company.

        On July 31, 1999, if the Escrow Agent has not received all the documents set forth in Section 7.2, then unless otherwise notified in writing by both parties the Escrow Agent is hereby authorized, directed and instructed to return to each of the respective parties of this Agreement the documents previously delivered by said parties to the Escrow Agent.


                                  ARTICLE VIII

REMEDIES.

8.1 Disputes. Any dispute that might arise over the enforcement, interpretation or execution of this Agreement and which is not amicably settled will be submitted to arbitration in Buffalo, New York, before a panel of arbitrators selected as follows: within 10 days of demand by a party to this Agreement for arbitration, COMPANY and NETSURF will each select one
     (1) arbitrator and those two arbitrators will select a third arbitrator and those three (3) persons shall constitute the panel of arbitrators. The arbitrators will conduct the hearings on continuous business days, and their decisions will be by majority vote. All costs of the arbitrators will be shared equally, but the arbitrators are authorized to award costs and counsel fees to the prevailing party, if necessary. All documents to be brought into evidence will be produced within 10 days of notice of request for arbitration.
8.2 Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
8.3 Termination. In addition to the other remedies, any of the parties hereto may on the Closing Date terminate this Agreement, without liability:

        a. If the respective Boards of Directors of the parties shall consent to the termination.
        b. If any bona fide action or proceeding shall be pending against any of the parties hereto on the Closing Date that could result in a judgment, decree or order rendering this Agreement null, void, unenforceable or against public policy or if any agency of the federal or of any state government shall have objected in writing at or before the Closing Date to this Reorganization or to any other action required by or in connection with the Agreement.


                                   ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties, Covenants, and Agreements. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Effective Date of the Reorganization.
9.2 Amendments. This Agreement cannot be altered or otherwise amended except pursuant to an instrument in writing signed by each party hereto. This Agreement shall be binding upon, and subject to the terms of the foregoing sentence, inure to the benefit of the parties, their successors , legal representatives and assigns.
9.3 Notices. Any notice, request, instruction or other document to be given hereunder by any party to any of the other parties shall be in writing and shall be deemed to have been duly given when delivered personally or 5 days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

         If to COMPANY addressed to:          J. Daniel Fox
                                              President/CEO
                                              7950 E. Redfield Rd, Suite 150
                                              Scottsdale, AZ 85260

         If to NETSURF to:
                                              Andrzej Rok
                                              75 The East Mall
                                              Suite 204
                                              Etobicoke, Ontario, Canada M8Z 5W3

or at such other address as the one party shall specify to the other party in writing.

9.4 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall bear the expenses incurred by it in connection with the transactions contemplated hereby.
9.5 Entire Agreement. This Agreement and the Exhibits and Schedules which are a part hereof and the other writings and agreements specifically identified herein contain the entire agreement between the parties with respect to the transactions contemplated herein and supersede all previous written or oral negotiations, commitments and understandings.
9.6 Waivers, Remedies. Any waiver must be in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights at any time to enforce strict compliance thereafter with every other term or condition of this Agreement. All remedies under this Agreement shall be cumulative and not alternative.
9.7 Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. All headings, the cover page, and the index of this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.
9.8 Severability. If and to the extent that any court of competent jurisdiction holds any provision of this

     Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.
9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.


IN WITNESS WHEREOF, the Parties hereto have duly executed this Reorganization Agreement as of the day and year first above written.



                                            COMPANY
                                            HotYellow98.com, Inc.



                                            By:       /s/ J. Daniel Fox
                                               ---------------------------------
                                                     J. Daniel Fox, President


                                            NETSURF


                                            By:       /s/ Andrzej Rok
                                               ---------------------------------
                                                     Andrzej Rok,  President